Exhibit 99.1

Mesa-Royalty-Trust

Mesa Royalty Trust Announces Trust Income for December 2006

MESA ROYALTY TRUST

The Bank of New York Trust Company, N.A., Trustee

NEWS
RELEASE

FOR IMMEDIATE RELEASE

AUSTIN, TEXAS December 22, 2006 — Mesa Royalty Trust (NYSE symbol-MTR) announced the Trust income distribution for the month of December 2006. Unitholders of record on December 29, 2006 will receive distributions amounting to $1,239,821 or $0.665286092 per unit payable on January 31, 2007. Royalty income from the San Juan Basin Properties totaled $46,180. Royalty income for the month of December totaled $1,235,631.  The Trust received $46,180 and $29,666 from the New Mexico and Colorado portions of the San Juan Basin Properties, respectively. Royalty income from the Hugoton Properties totaled $211,101.

The Colorado portion of the San Juan Basin Properties has recouped all costs related to the Fruitland Coal drilling program as of December 2004. Previously, BP did not remit these revenues to the Trust.  Since Royalty income for the Trust is recorded on a cash basis, these revenues have not been reported as Royalty income. In December 2006, BP remitted to the Trust $948,684 of previously withheld revenues, which BP has informed the Trustee represent all of the previously unpaid revenues compared to the approximately $1.1 million previously estimated by BP as of September 30, 2006. These amounts are included in the Royalty income for December 2006.

As previously announced, Pioneer Natural Resources USA, Inc. (“Pioneer USA”) reached an agreement to settle claims made in the lawsuit John Steven Alford and Robert Larrabee, individually and on behalf of a Plaintiff Class v. Pioneer Natural Resources USA, Inc.  The plaintiffs in the lawsuit are royalty owners in oil and gas properties located in the Hugoton field, which are owned by Pioneer USA, a subsidiary of Pioneer Natural Resources Company (“Pioneer”).  The plaintiffs sued a predecessor company to Pioneer USA asserting various claims relating to alleged improper deductions in the calculation of royalties.

Under the terms of the agreement, Pioneer USA has made and will make cash payments to settle the plaintiffs’ claims with respect to production occurring on and before December 31, 2005.  Pioneer USA also agreed to adjust the manner in which royalty payments to the class members will be calculated for production occurring on and after January 1, 2006.

Pioneer’s portion of the cash payment is expected to be approximately $32.7 million. The cash portion is being paid in two installments.  Pioneer has advised the Trustee that the portion of the cash payments net to the Trust’s interest was approximately $1 million payable on September 30, 2006 and will be approximately $0.9 million payable on September 30, 2007.  Pioneer USA will initially pay the costs attributable to the Trust’s interest but will recover these costs through payments out of future gross proceeds on the Trust’s properties. Accordingly, royalty income to the Trust will be reduced until all of these payments, together with any applicable interest as provided under the overriding royalty conveyance of the Trust’s properties, are recouped by Pioneer USA.

The extent of future distributions from the properties in which the Trust has an interest will continue to be dependent on normal factors associated with oil and gas operations such as oil and gas production levels, prices and associated cost, accruals for future abandonment costs, timing and extent of capital expenditures.

Contact:	Mesa Royalty Trust
The Bank of New York Trust Company, N.A., as Trustee
Mike Ulrich
1(800) 852-1422

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221 West 6th Street Austin, TX 78701